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                                                                 EXHIBIT 11.1


                      SYNON CORPORATION AND SUBSIDIARIES

                       STATEMENT REGARDING COMPUTATION OF
            NET INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE
             (In thousands, except for share and per share amounts)



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
                                                      Years ended                            Three months
                                                      December 31,                          ended March 31,
                                        -----------------------------------------       ------------------------
                                           1994            1995            1996            1996           1997
                                        ---------       ---------       ---------       ---------       --------
                                                                                               (unaudited)
Net income (loss)                          $1,314            $714          $1,139           $(559)            $61
                                        ---------       ---------       ---------       ---------       ---------
Weighted average common
  shares outstanding                    3,399,533       3,425,024       3,444,116       3,422,403       3,453,317

Weighted average
  common equivalent
  shares outstanding -
  preferred shares                      3,986,343       3,986,343       3,986,343            --         3,986,343

Weighted average
  common equivalent
  shares outstanding -
  common stock options                    182,652         246,632         243,609            --           582,753

Additional weighted average
  shares of stock using
  estimated initial
  public offering price
  under the treasury
  stock method included
  pursuant to Securities
  and Exchange Commission
  Rules                                   203,820         203,820         203,820         203,820         203,820
                                        ---------       ---------       ---------       ---------       ---------
Weighted average common and common
  equivalent shares outstanding         7,772,348       7,861,819       7,877,888       3,626,223       8,226,233
                                        ---------       ---------       ---------       ---------       ---------


Net income (loss) per common and
  common equivalent share               $0.17           $0.09           $0.14           $(0.15)         $0.01
                                        =====           =====           =====           ======          =====
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